Exhibit 99.1

CAMAC Energy 1330 Post Oak Blvd., Suite 2250 Houston, TX 77056 www.camacenergy.com

News Release

FOR RELEASE AT 7:00 AM CST

March 13, 2014

CAMAC Energy Announces Fourth Quarter and Full Year 2013 Results

Provides Operational Update on its West Africa and East Africa Operations

HOUSTON, Texas – March 13, 2014—CAMAC Energy Inc. (“CAMAC Energy”) (NYSE MKT: CAK) (JSE: CME) announced today financial and operating results for the fourth quarter and full year 2013.

Highlights for the quarter ended December 31, 2013 include:

•	Successfully drilled the Oyo-7 well in OML 120 offshore Nigeria encountering 115 feet of net oil pay, and 93 feet of net gas pay. Also confirmed the presence of hydrocarbons in the Miocene formation in three intervals totaling 65 feet

•	Entered into a definitive agreement with the Public Investment Corporation (SOC) Limited (“PIC”) of South Africa for a $270 million equity investment

•	Entered into a definitive agreement with Allied Energy Plc to acquire the remaining economic interests in OMLs 120 and 121 offshore Nigeria, including the currently producing Oyo Field

•	Secured the Northern Offshore drillship Energy Searcher for up to two years in West Africa

•	Secured the FPSO Armada Perdana for up to seven years offshore Nigeria

Operational Update

On February 21, 2014, CAMAC Energy closed the first $135 million of a total $270 million equity investment from the PIC. In connection with the investment by the PIC, and in addition to its current listing on the New York Stock Exchange under the ticker symbol CAK, CAMAC Energy is also now listed on the Johannesburg Stock Exchange under the ticker symbol CME.

CAMAC Energy also closed the acquisition of the remaining economic interests that it did not already own in the production sharing contract covering Oil Mining Leases 120 and 121 offshore Nigeria, including the currently producing Oyo Field, from Allied Energy Plc.

Nigeria

Drilling operations continued in the fourth quarter with the success of Oyo-7 encountering net oil pay of 115 feet in the Pliocene reservoir, while also confirming the presence of hydrocarbons in the deeper Miocene formation.

The Northern Offshore drillship Energy Searcher has been secured for up to two years commencing upon arrival to the Oyo Field in March 2014. Drilling of the horizontal section and completion activities for Oyo-7 will then begin in April 2014.

In addition to the drilling rig being secured for up to two years, the floating production, storage, and offloading (FPSO) vessel Armada Perdana has been secured for up to seven years commencing January 1, 2014 for our existing and future production offshore Nigeria.

Kenya

Exploration activities of frontier exploration Blocks L1B/L16 onshore, and Blocks L27/L28 offshore are ongoing in the Lamu Basin in Kenya. An Environmental and Social Impact Assessment Study was completed in February 2014 on Blocks L1B/L16, and preparations are underway for a 2D seismic shoot to occur later this year.

For offshore Blocks L27/L28, CAMAC Energy is currently participating in a multi-client 2D seismic data acquisition that will conclude this month, with final data delivery expected in June 2014. CAMAC Energy will then conduct a geological and geophysical study incorporating the newly acquired data.

CAMAC Energy plans to drill the first onshore exploration well on either L1B or L16 in 2015.

Gambia

Further frontier exploration activities are also continuing offshore Gambia on Blocks A2 and A5. For 2014, CAMAC Energy is reprocessing existing 2D seismic, and a regional geologic study and possible 3D seismic survey are planned.

The first offshore exploration well in Gambia is currently anticipated to be drilled in 2016.

Earnings

For the fourth quarter of 2013, CAMAC Energy reported a net loss of $5.0 million, or $0.01 per basic and diluted share. For the full year 2013, CAMAC Energy reported a net loss of $15.9 million or $0.04 per basic and diluted share.

Conference Call

CAMAC Energy will host a conference call today at 9:00 a.m. Central time (10:00 a.m. Eastern time) to discuss fourth quarter and full year 2013 results. To access the conference call, please dial 1-877-317-6789. Callers outside the United States should dial 1-412-317-6789.

Interested parties may also listen to a live webcast of the conference call at http://services.choruscall.com/links/cak140313.html.

About CAMAC Energy

CAMAC Energy is an independent oil and gas exploration and production company focused on energy resources in Africa. Its asset portfolio consists of 8 production and exploration licenses in 3 countries covering an area of 41,000 square kilometers (~10 million acres), including existing production and other major projects offshore Nigeria, as well as exploration licenses with significant hydrocarbon potential onshore and offshore Kenya, and offshore Gambia. CAMAC Energy is headquartered in Houston, Texas, and is listed on the New York Stock Exchange under the ticker symbol CAK, and on the Johannesburg Stock Exchange under the ticker symbol CME. For more information about CAMAC Energy, please visit www.camacenergy.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, concerning activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Although the Company believes the expectations reflected in these forward-looking statements are reasonable, they involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. The Company’s actual results could differ materially from those anticipated in these forward-looking statements due to a variety of factors, including the Company’s ability to successfully drill, complete, test and produce the wells and prospects identified in this release and risk factors discussed in the Company’s periodic reports filed with the Securities and Exchange Commission. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. You should not place undue reliance on forward-looking statements, which speak only as of their respective dates. The Company undertakes no duty to update these forward-looking statements.

Source: CAMAC Energy Inc.

Chris Heath

Director, Corporate Finance and Investor Relations

+1 713-797-2945

chris.heath@camacenergy.com